Exhibit 10.17

AMENDMENT NO. 3, dated as of October 27, 2006, to that Employment Agreement dated October 22, 2004 (the “Agreement”) by and between John Swider (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1. Paragraph 2b of the Agreement, as amended, is hereby deleted and the following substituted therefore:

During the Contract Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation which would conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer; provided that, Executive may be an officer/managing member of a company/LLC which is involved in the horse/horse racing industry, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

All other terms and conditions of Executive’s Employment Agreement and any subsequent amendments of that Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 3 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Rotstein	10/30/06
Date

/s/ John Swider	10/27/06
John Swider	Date